Exhibit 99.2
PARTICIPANTS

Corporate Participants
Jack Jancin – Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Ltd.
Brian L. Grass – Chief Financial Officer, Helen of Troy Ltd.

Other Participants
Bob J. Labick –  President, CJS Securities, Inc.
Frank Camma – Analyst, Sidoti & Co. LLC
Christopher M. Carey – Analyst, Bank of America Merrill Lynch
Linda Bolton Weiser – Analyst, D. A. Davidson & Co.
Steven L. Marotta – Analyst, C.L. King & Associates, Inc.

MANAGEMENT DISCUSSION SECTION
Operator: Good day and welcome to the Helen of Troy Limited Second Quarter 2019 Earnings Call. Today's conference is being recorded. At this time, I would like to turn the conference over to Jack Jancin, Senior Vice President, Corporate Business Development. Please go ahead, sir.

Jack Jancin, Senior Vice President - Corporate Business Development, Helen of Troy Ltd.
Thank you, operator. Good morning, everyone, and welcome to Helen of Troy's second quarter fiscal 2019 earnings conference call. The agenda for today's call is as follows. I'll begin with a brief discussion of forward-looking statements. Mr. Julien Mininberg, the company's CEO, will comment on the financial performance of the quarter and specific progress on our strategic initiatives. Then, Mr. Brian Grass, the company's CFO, will review the financials in more detail and comment on the company's outlook for fiscal 2019. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.
This conference call may contain certain forward-looking statements that are based on management's current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects, and other words similar are words identifying forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.
This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.
Before I turn the call over to Mr. Mininberg, I'd like to inform all interested parties that a copy of today's earnings release has been posted to the company's website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to the corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company's homepage, and then the News tab.
I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
Thank you, Jack, and good morning, everyone, and thank you for joining us. This morning we reported outstanding second quarter results, driven by continued excellence in executing the strategic choices in our transformation plan. This is delivering healthy results in the business and further improving the capabilities of our organization.
In the second quarter, we grew both the top and bottom line, as we benefited from continued momentum in key areas of our business. Consolidated net sales grew 14.1% and adjusted diluted EPS from continuing operations increased by 20%. Net sales growth was led by our Leadership Brands, which increased approximately 20.5%, and our digital initiatives, which contributed to online sales growth of approximately 16%.
During the quarter, marketing investment in the Leadership Brands was on pace with our original outlook. Market shares remain healthy across our Leadership Brands as we invest in them further and as consumers continue to seek out and prefer our brands. During the quarter, we further improved our profitability, as we continue to see benefits from the sweeter mix of our Leadership Brand focus, results from our online and marketing investments, operating leverage as we grow, and greater efficiencies generated from our strategic set of shared service initiatives.
The meaningful work done to upgrade our organization and people systems continues to deliver excellence in execution and even better adherence to best practices. We believe this, combined with Project Refuel and our next level set of IT and supply chain initiatives, should position us well to make further improvements to our profitability longer term.
In line with consumption trends in the first quarter of fiscal 2019, we experienced healthy customer replenishment in key businesses, following the strong sell-through of our products in the prior two quarters. Our strategic priority to improve our asset efficiency continues to bear fruit, with further improvement in Helen of Troy's inventory, which declined 10.6% year-over-year in the quarter. Inventory levels remain healthy at retail customers where we have visibility. Some are taking on additional stock ahead of tariff impact or potential price increases.
The second quarter capped an outstanding first half to our fiscal year, with net sales up 11.6%, our Leadership Brands growing 17.7%, adjusted operating margin up 1.4 percentage points, and adjusted EPS growth of 25.8%. Based upon our second quarter results, we are pleased to increase our full year outlook even as we make additional incremental marketing investment behind the most attractive opportunities in our Leadership Brands.
The second half of the year is not without its challenges, including rising input costs and the adverse impact of tariffs. However, we are confident we have the right strategies in place to mitigate the majority of these factors and exceed our original expectations for the year. We are increasing our adjusted diluted EPS outlook to $7.65 to $7.90 from $7.45 to $7.70 per share. We are also increasing our fiscal 2019 consolidated net sales outlook to $1.535 billion to $1.560 billion from $1.485 billion to $1,510 billion.
Before I provide you with an update on our business segments and execution against our strategic plan this morning, I would like to let you know that we are celebrating our 50th Anniversary. Since 1968, we have grown into a worldwide leader in consumer products. Our people make Helen of Troy the company it is today. They are also the key to the next level of success of our company for consumers, for our customers, for our shareholders, and for the communities in which we live and work. Every day, our team of approximately 1,500 associates around the world feel and act like passionate owners, who bring their experience and skills to build strong businesses and create best-in-class capabilities in every corner of our company.
Ownership behavior is important to our culture. It binds us together to do our very best. It is so important that we recently awarded 50 Helen of Troy stock units to every associate at all levels and all locations vesting over the next three years. Internally, we call these Transformation Shares, as they are so deeply connected to the current and future transformation of Helen of Troy. The transformation shares will make all of our associates even more deeply connected to the company, to each other, and to continue to think and act in the best interest of our shareholders.

Turning now to our business segments. In Health & Home, our largest and most global business, we achieved strong results in the second quarter, with our net sales up 20.3% and adjusted operating margin improvement of 0.9 percentage points. Seasonal products were a key sales driver in the quarter, including incremental distribution and shelf space gains with existing customers. We also achieved continued excellent growth in online sales.
Our Honeywell Air Purifier business continues to thrive, especially in the United States. Sales for our market leading Honeywell Air Purifiers received an additional boost during the second quarter, as West Coast consumers struggled with the tragic impact of summer wildfires. Our Honeywell business also benefited from solid fan performance during the hot summer months and new heater distribution, as retailers prepare for the upcoming winter season.
Vicks humidification also experienced strong results as retailers begin to prepare for the upcoming cough, cold, and flu season, following the particularly strong sell-through last year. The Braun brand continues its momentum, growing online and expanding its brick-and-mortar distribution, particularly in Asia. The Housewares segment delivered an impressive quarter as well, with net sales increasing 19.4% and adjusted operating margin remaining steady at 22.4%.
Business fundamentals and our execution remain strong, as OXO and Hydro Flask each posted healthy growth during the quarter and continued to win with consumers and customers online and in brick-and-mortar. Our investments in innovation, new distribution, additional marketing, and e-commerce, are working and providing good returns. We are seeing healthy point-of-sale momentum and replenishment across the Housewares segment. Both brands continue to execute on advancing and upgrading digital content to attract more consumers to our proven designs, as well as educate them on our outstanding stream of new products. More engaging digital content and online sales support contributed to strong growth in online sales.
OXO second quarter results featured strong execution across the brand's broad portfolio. Food storage, bath, cooking preparation, and cooking utensils were notable, as they experienced incremental distribution and shelf space gains in brick-and-mortar with existing customers and further progress online. OXO also secured opportunistic sales into the club channel compared to the second quarter last year. The brand continues to earn more industry recognition. Recently, OXO's iconic position won a Fast Company 2018 Innovation by Design Award in the category of Timeless Design.
Hydro Flask delivered a strong quarter even after a number of Hydro Flask customers accelerated some second quarter orders into the first quarter in advance of our previously discussed integration of Hydro Flask into our Helen of Troy Oracle ERP system. That integration has gone well and is creating new efficiencies. Our inventory remains in a healthy position across the Hydro Flask business. Customer order replenishment was largely in line with the accelerated sell-through from Hydro Flask and its new products ahead of last year, where replenishment lagged demand. Hydro Flask's number one share position continued to expand, picking up additional share points in the quarter, as well as over the past year.
Now, turning to Beauty, our results primarily reflect Project Refuel and our strategic choices to further streamline and optimize our portfolio. Net sales were down 4.2% in the quarter. Partially offsetting the overall decline, we experienced growth in several areas of Beauty, including international sales, as well as online, where we see continued momentum resulting from our efforts to significantly improve performance in this channel.
We continue improving our Beauty appliance assortment by replacing low-performing items with tested new ones and more profitable performers. Consumer-centric innovation is a key strategic component as we create new items to better meet consumer needs and styles. Our new best-in-class flat irons through Revlon and Hot Tools continue to grow sales and earned strong consumer reviews, as we pursue an attractive opportunity to increase our flat iron position in the retail and professional markets.
Before I turn the call over to Brian, I want to thank our team of associates around the globe. Their dedication, enthusiasm, and ownership behavior underpin the strength of Helen of Troy, helping us achieve excellent business results in the first half of the fiscal year. We believe we are well-positioned to achieve our new upwardly-revised full year objectives and set the stage for further progress thereafter. We continue to see opportunity across all of our strategies, including M&A. We have solid financial flexibility that allows us to deploy capital towards accretive acquisitions and potential further share repurchases. I believe the best is yet to come for Helen of Troy.

And with that, I would like to turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Ltd.
Thank you, Julien. Good morning, everyone. Before discussing the quarter in more detail, I'd like to remind everyone of a couple points. First, my comments today will be regarding our results from continuing operations for both the second quarter of fiscal 2019 and fiscal 2018, unless otherwise indicated. Upon the divestiture of Healthy Directions in December 2017, we no longer consolidate the Nutritional Supplements segment's operating results.
Second, during the first quarter of fiscal 2019, we adopted the new revenue recognition accounting standard. As a result, we have reclassified certain expenses from SG&A to a reduction of net sales revenue. Corresponding amounts in both periods have been reclassified to conform with the current period presentation, so that both periods are comparable. Please see the related table and footnotes in the accompanying press release for further information.
In addition, because I'll be commenting on a higher mix of shipments made on a direct import basis during the quarter, I will briefly discuss how they impact our income statement and balance sheet. As some of you may know, with direct import sales, product that ship directly from our supplier to the customer meet expected seasonal demand, relieving us from carrying the related inventory. These sales have a lower gross profit margin, but they also have lower operating expenses, which make them largely neutral to our operating margin.
In terms of the impact on our balance sheet, a higher mix of direct imports on a year-over-year basis improves our inventory turnover, since we do not carry the inventory, but will generally increase our accounts receivable due to the longer payment terms associated with these sales. The increase in direct import sales mix is primarily due to incremental distribution and retailer replenishment of low inventory levels after last year's strong cold/flu season.
Now, turning to a review of the quarter, consolidated sales revenue was $393.5 million, a 14.1% increase over the prior year. Revenue growth was driven primarily by an increase in domestic brick-and-mortar sales in our Housewares and Health & Home segments, strong online sales, and growth in international.
Sales in the online channel grew approximately 16% year-over-year to comprise approximately 15% of our consolidated net sales in the second quarter. Leading our net sales growth was an increase in Leadership Brand sales of approximately 20%. Our Leadership Brands represented approximately 81% of our consolidated net sales for the quarter compared to approximately 77% for the same period last year.
Housewares net sales increased 19.4%, reflecting strong point-of-sale growth at brick-and-mortar, healthy inventory rebalancing with certain customers compared to the same period last year, increased online sales, and new product introductions. We also had moderate incremental club sales, as we took advantage of opportunities to offer unique product sets at an attractive value proposition that are a good fit for the channel. As I mentioned last quarter, the club model turns over its shelf placement much more often than traditional retailers, and it is possible that these same programs will not repeat next year or they will not be replaced with new programs.
Hydro Flask sales were also strong, despite the acceleration of orders into the first quarter by retailers in advance of the integration of Hydro Flask into the company's ERP system. Looking at year-to-date results for Housewares, excluding the impact of the incremental club business, net sales have grown 13.9%.
Health & Home net sales increased 20.3%, benefiting from higher sales of seasonal products, online growth, incremental distribution, and shelf space gains with existing customers, and growth in international sales. These factors were partially offset by the unfavorable comparative impact from the retail fill-in of a new product introduction in the same period last year.
Beauty net sales decreased 4.2%, primarily due to a decline in brick-and-mortar sales and the rationalization of certain brands and products, which more than offset continued growth in the online channel. Segment net sales were unfavorably impacted by net foreign currency fluctuations of approximately $0.4 million, or 0.5%.

Consolidated gross profit margin was 39.4% compared to 41.6% for the same period last year. The 2.2 percentage point decrease is primarily due to a less favorable product and channel mix and a higher mix of shipments made on a direct import basis. These factors were partially offset by margin lift from growth in our Leadership Brands. The higher mix of direct import sales had an unfavorable impact of approximately 1 percentage point of gross profit margin, with a corresponding favorable impact to SG&A.
SG&A was 26.3% of net sales compared to 30.1% for the same period last year. The 3.8 percentage point decrease is primarily due to the favorable comparative impact of a $3.6 million charge related to the bankruptcy of Toys"R"Us in the same period last year, improved distribution and logistics efficiency, the favorable impact of a higher mix of direct import shipments, lower amortization expense, and better operating leverage. These factors were partially offset by higher share-based compensation expense related to long-term incentive plans.
As we've discussed in the past, the majority of our share-based compensation is performance-based with three-year performance periods. As the end of each performance period nears and we are able to make more accurate estimates, we make adjustments for estimated performance against targets for the three-year period. This was the primary driver of higher share-based compensation expense in the quarter.
GAAP operating income was $50.7 million, or 12.9% of net sales, which includes $0.9 million in restructuring charges. This compares to operating income of $39.7 million, or 11.5% of net sales, in the same period last year, which included a $3.6 million charge related to the Toys"R"Us bankruptcy. The combined effect of these items favorably impacted the year-over-year comparison of GAAP operating margin by 0.8 percentage points.
Adjusted operating income was $59.6 million, or 15.1% of net sales, compared to $51.1 million, or 14.8% of net sales. The 0.3 percentage point increase in adjusted operating margin primarily reflects improved distribution and logistics efficiency, greater operating leverage, and margin lift from Leadership Brand growth. These factors were partially offset by less favorable channel and product mix. Marketing spending was largely in line with expectations for the quarter.
Turning now to adjusted operating margin by segment. Housewares' adjusted operating margin remained strong at 22.4% for both periods. Segment profitability reflected a higher mix of Hydro Flask sales at a higher operating margin, improved distribution and logistics efficiency, and better operating leverage. These factors were offset by less favorable channel mix and higher personnel costs.
Health & Home adjusted operating margin was 10.5% compared to 9.6%. The 0.9 percentage point increase primarily reflects better operating leverage and improved distribution and logistics efficiency. These factors were partially offset by a less favorable product mix.
Beauty adjusted operating margin was 12.8% compared to 13.6%. The 0.8 percentage point decrease primarily reflects less favorable product mix and decreased operating leverage. These factors were partially offset by lower media advertising expense and cost savings from Project Refuel.
Our effective tax rate was 8.3%, which includes tax benefits totaling $0.2 million from share-based compensation settlements. This compares to an effective tax rate of 4.1% the same period last year, which included a $2.2 million benefit related to the favorable resolution of an uncertain tax position.
Income from continuing operations was $44 million, or $1.66 per diluted share, which includes after-tax restructuring charges of $0.8 million, or $0.03 per diluted share. Income from continuing operations in the prior year was $34.6 million, or $1.26 per diluted share, and included an after-tax charge of $3.4 million, or $0.12 per share, related to the Toys"R"Us bankruptcy.
Non-GAAP adjusted income from continuing operations was $52.5 million, or $1.98 per diluted share, compared to $45.2 million, or $1.65 per share. The 20% increase in adjusted diluted EPS primarily reflects the impact of higher adjusted operating income in our Housewares and Health & Home segments, lower interest expense, and lower shares outstanding year-over-year.

Now moving on to our financial position. Accounts receivable turnover increased to 65.4 days compared to 61.8 days in the same period last year, primarily reflecting strong sales growth in the second half of the quarter and a higher percentage of shipments made on a direct import basis.
Inventory was $284.8 million, representing a 10.6% decrease year-over-year. Inventory turnover improved to 3.3 times compared to 2.8 times in the prior year period. The increase in inventory turnover is due primarily to continued focus on our supply chain improvements and the higher mix of direct import sales.
Total short- and long-term debt decreased $143.2 million to $301.1 million compared to $444.3 million at the end of the second quarter last year. We ended the second quarter with a leverage ratio of 1.2 times compared to 1.9 times, as previously reported at the end of the second quarter last year.
In summary, strong second quarter results have contributed to a very good first half of the fiscal year that includes core sales growth of 11.1%, adjusted operating margin improvement of 1.4 percentage points, and an increase in adjusted EPS of 25.8%.
Given our results in the second quarter, we are increasing our full year outlook. For fiscal 2019, we now expect consolidated net sales revenue in the range of $1.535 billion to $1.560 billion, which implies consolidated sales growth of 3.8% to 5.5%, including the impact from the Revenue Recognition Standard in both periods. Our net sales outlook continues to assume severity of the cough/cold/flu season will be in line with historical averages, which unfavorably impacts the full year comparison to fiscal 2018 by 1.1%. Our net sales outlook also assumes that September 2018 foreign currency exchange rates will remain constant for the remainder of the year.
By segment, we now expect:

•	Housewares net sales growth of 9% to 11%;

•	Health & Home net sales growth of 5% to 7%, including an unfavorable impact of approximately 2.3% from the average cough/cold/flu assumption; and

•	Beauty net sales decline in the low- to mid-single digits, which remain the same as previously provided.
The company is also increasing its EPS outlook. We now expect consolidated GAAP diluted EPS from continuing operations of $6.31 to $6.46 and adjusted diluted EPS from continuing operations in the range of $7.65 to $7.90 based on estimated weighted average diluted shares outstanding of 26.6 million.
Our EPS outlook includes an increase to the expected range of growth investments for fiscal 2019. We now expect an increase of 18% to 22% year-over-year compared to the previous expectation of 14% to 18%, as we spend into the strength of fiscal 2019, support new product launches, and accelerate the development of digital assets to drive future growth.
Our outlook also includes the impact of expected commodity and freight inflation on our cost of goods sold, as well as the expected impact of tariff changes in their current form. Based on the effective dates of implementation and the time it will take for them to be fully reflected in average cost of our inventory, the estimated unmitigated tariff impact on fiscal 2019 is expected to be approximately $5 million to $5.5 million. This estimate assumes no mitigating pricing or sourcing actions on our part and is likely subject to change as events continue to develop. Of course, we're exploring all options available to us to reduce the impact of the tariff changes and commodity and freight pressures.
While we anticipate achieving our fiscal 2019 revised full year outlook, the current trade environment is certainly a concern and could provide a meaningful headwind next fiscal year if we ultimately realize the full-year impact of tariff changes in their current form.
While we do not give quarterly guidance, we believe it would be helpful to make some comments on EPS cadence for the remainder of fiscal 2019. Due to the concentration of marketing spending in the third quarter and the increase we are now planning, along with the tariff impacts we will begin to realize in the second half of the year, adjusted diluted EPS for the third quarter could be flat to down 8% compared to the same period last year.

Please note that the timing and execution of our marketing programs can vary from our forecast, which could significantly impact our adjusted diluted EPS results from quarter-to-quarter and compared to our expectations.

Also, please remember that our fiscal 2019 outlook continues to assume an average cold/flu season compared to a strong season last year, which is a contributor to the year-over-year EPS compression in the third quarter, along with the marketing and tariff impacts I just referenced.
Looking at our expectations for tax, we now expect to report a GAAP effective tax rate range of 8.5% to 10.5%, and an adjusted effective tax rate range of 8% to 10% for the full fiscal year 2019. Please refer to the schedule entitled Effective Tax Rate and Adjusted Effective Tax Rate in the tables to the press release.
Our outlook for diluted EPS from continuing operations assumes that September 2018 foreign currency exchange rates will remain constant for the remainder of the fiscal year. Other EPS assumptions are consistent with our previous guidance and are detailed in the earnings release. The likelihood and potential impact of any fiscal 2019 acquisitions or additional divestitures, future asset impairment charges, future foreign currency fluctuations, or further share repurchases, are unknown and cannot be reasonably estimated. Therefore, they are not included in the company's sales and earnings outlook.
Now, I'd like to turn it back to the operator for questions.
QUESTION AND ANSWER SECTION
Operator: Thank you. [Operator Instructions] We'll take our first question from Bob Labick from CJS Securities.
<Q – Bob J. Labick –  CJS Securities, Inc.>:  Good morning and congratulations on another outstanding quarter.
<A – Julien Mininberg – Helen of Troy Ltd.>: Hey. Good morning, Bob. Thank you very much.
<Q – Bob J. Labick – CJS Securities, Inc.>: Sure. So I want to start with growth. I mean, it's been phenomenal for quite some time, particularly in the core Leadership Brands. Can you talk a little bit about potential long-term growth rates? I know we have some headwinds near term, but the first half has already been so strong, and I think you've exceeded most of the plans you've talked about. So, what's the kind of long-term opportunity for growth and how is the pipeline for new products for your Leadership Brands?
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, hi. Thanks, again, on the comments and also on the growth. We're very proud of the rate that we're achieving and the investments are paying off. We're constantly honing them. We have great brands and consumers are responding. So we like that. The innovation is one of the biggest drivers, the online which we talked about a lot. And then, while brick-and-mortar always faces challenges, frankly, the environment is a bit better, and the retailers are taking on a bit more inventory to match the POS that they're seeing on our products, regardless of what they're seeing more broadly in the category. That's helping us pick up share as well. So that's making a difference.
And so in terms of the growth prospects, we're guardedly optimistic and you saw us take our revenue guidance up to reflect that. Our long-term guidance is still the same. It's the 2% to 3% and it's really going to stay that way until it's clear that there's enough wage inflation in the marketplace for consumers to have more buying power. So, the economy is clicking along a little faster than that in the United States. Every outside United States region has a different story, some faster, but most slower, and the point is that they balance to probably about that rate.
We have been beating that rate. So, you could say, hey, there's a little bit of conservatism in there, and yet there's challenges as well. And even in fiscal 2020, we'll have to anniversary all the stronger growth that we're putting on the scoreboard today. So, that's a high-class problem to have. We're proud to have it. And that said, we'll have to keep investing to make sure that that happens. Our pipeline looks great, not just good, and our increased distribution, new products that are coming out now, all these things are helping us. So, I think that's kind of the main story on growth.
On Leadership Brands, it is faster and it's helping us shift the portfolio. Brian mentioned the number 81% in his comments, which is the percentage of our total revenues now represented by the Leadership Brands, and it's helping us make some tough choices on the non-Leadership Brands as we put a bit less emphasis in some places and also shift tactics to a more profitable marketing mix in some of those, such as less consumer advertising on personal care and more trade advertising in that area or trade support. So, these are examples. Brian, I don't know if you have any further comments on the growth drivers or subject.

<A – Brian Grass – Helen of Troy Ltd.>: Yeah. I would just add, we're not ready to increase our long-term growth guidance, but I would tell you we spend a lot of time and focus on how to get our long-term growth rate to the next level. Just getting Beauty to flat and some slight growth would do that, as well as continuing to improve the growth in Health & Home and Housewares. And all the things Julien said, I would agree with. The marketing spend that you saw has increased. for the back half of the year, it will be a driver of that. Some of that will have a short-term benefit as we invest in things like Amazon, marketing, and paid search on websites. And then, some of that is for longer-term growth that we expect to benefit from in the following years or next year. So, I would tell you it's a huge focus of ours. We're not to a position where we're ready to change the guidance, but we're working on it every day.
<Q – Bob J. Labick – CJS Securities, Inc.>: Okay. Great. And, yes, thanks for that. My next question really was going to be talk a little bit about the increased spending into the strength, which you just highlighted. So, I appreciate that. And then, just last one for me then. Could you talk about some of the ways that you may be able to mitigate the tariffs and the commodity price increases that everyone's seeing or your expectations? And when will you know how much you can offset and how much will impact margins and things like that?
<A – Brian Grass – Helen of Troy Ltd.>: Yes. The first I'll bring up that we can do is we can take a look at sourcing changes. I mean, I think that would be our preference in a lot of cases versus doing price increases. We'll do the price increases where we absolutely need to. But sourcing changes first and sourcing changes can be easier, more short-term changes, and then there are also ones that are harder to do and more structural and more long-term in nature that take a longer period of time to get in place. We've actually already, on the affected items, kind of gone through both types of sourcing changes and evaluated those and put into place what we think makes sense.
And then, the next thing we would look at, obviously, is price increases to the consumer, and we have already looked at that and planned price increases, where they make sense, in the categories where we think we have the right to do it and it wouldn't hurt us in the short term or the long term to do that. Those are the main factors. I mean, there are things we can pursue and we have pursued, such as exclusions from the list, and we'll continue to do that. But I don't feel that there's a high likelihood of getting a lot of exclusions there, because everyone is likely trying to do that. And if they were to allow that, then nothing would remain on the list. So, those are the main things that we would do.
I would tell you that going into next year, for sure, we would, obviously, have a good sense of it. We may have a good sense of it at the end of Q3, but I don't know that for sure. So, hopefully, we'd be able to give you a better feel in Q3, and at the very least we'd be able to tell you, for sure, going into next year.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. We're working on the pricing side. We're market leader in most of our categories, so the first mover kind of thing. And that said, consumer price points do matter. That wage inflation comment I mentioned before does affect what people will stretch for, regardless of what the marketplace does. So in the end, supply and demand do have to meet each other. And so, it's one thing to pass it on or to find new efficiencies, offset changed sourcing, things that Brian is describing, but the consumer themselves has to agree that at those new shelf price points, regardless of whether online or in-store, that that's the price they want to pay, otherwise they defer purchase or look for cheaper alternatives. And it's the classic supply and demand equation.
<A – Brian Grass – Helen of Troy Ltd.>: Bob, just wanted to add. It's a slight help at this point. But as this has developed, the currency situation has improved for us and is giving us a slight offsetting benefit in currency, and then we'll see how commodities go. They've been bouncing around a little bit. We're still expecting inflation, but that could moderate too and help us out quite a bit. So, we'll look for all these things to help offset the tariff impact.
<Q – Bob J. Labick – CJS Securities, Inc.> Got it. Great. Okay. Thank you so much. I'll jump back in queue. Thanks. Congratulations.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Thanks, Bob.
Operator: We'll go next to Frank Camma at Sidoti.
<A – Julien Mininberg – Helen of Troy Ltd.>: Hey, Frank.
<Q – Frank Camma – Sidoti & Co. LLC>: Good morning, guys.
<A – Brian Grass – Helen of Troy Ltd.>: Hey, good morning. How are you doing?

<Q – Frank Camma – Sidoti & Co. LLC>: Good. Good. Hey, just to stay on that tariff question, since you left off there. I mean, I don't want to minimize the $5 million to $5.5 million, and I know that's not an annual number. But given that you import everything, it doesn't seem that devastating. So, could you just go into maybe what categories are most effective and, quite frankly, why is it maybe even higher than that?
<A – Brian Grass – Helen of Troy Ltd.>: Sure. So, I would say that the scope of what it impacts is not that significant, but some of the categories that it impacts are large. So, it impacts air purification for us. It impacts water filtration. It impacts certain items in the Housewares space. So, there are some broad categories of kitchen gadgets or kitchen items that it impacts. Those are the major items that it impacts for us, which, again, limited in scope to our total product categories, but they're in some cases large categories. It also, on a limited basis, impacts thermometers. So, those are the main things that it impacts. Not all thermometers, but just a portion.
 <Q – Frank Camma – Sidoti & Co. LLC>: Okay. And, obviously, if you're calling out - you said on unmitigated basis, but I'm trying to estimate like on an annual basis ,it'll be just basically times up by 2 since these tariffs are roughly halfway through the year or no, I can't do that?
<A – Brian Grass – Helen of Troy Ltd.>: No. Yeah, because they were implemented in different phases throughout the year and it takes a period of time, probably four to six months, for them to roll through our inventory and our cost of goods sold. So, there's a delayed impact. I would call the $5 million to $5.5 million about between 20% and 30% of the estimated annual number about right.
<Q – Frank Camma – Sidoti & Co. LLC>: Okay. Okay. And so, a related question to that is, you're doing more of these direct imports. Maybe I have this wrong, but does that mean that the retailer or your partner would actually be responsible for the tariff technically or do I have that incorrect? In other words, if they pick it up, the shipment in China, would they be the one - go ahead, I'm sorry.
<A – Brian Grass – Helen of Troy Ltd.>: Yeah, you have it correct. They would be responsible for the freight and the duties and warehousing and logistics and all of that. They would pick it up directly from the manufacturer, wherever that is, in China or Mexico, and then they're responsible for it from there.
<A – Julien Mininberg – Helen of Troy Ltd.>: And pricing,
<Q – Frank Camma – Sidoti & Co. LLC>: Okay. That would benefit you then to some extent?
<A – Julien Mininberg – Helen of Troy Ltd.>: To some extent. But remember the price, I think Brian has mentioned this in his opening comments.
<Q – Frank Camma – Sidoti & Co. LLC>: Yeah, right, right.
<A – Julien Mininberg – Helen of Troy Ltd.>: The price is not the same. You might look at our gross margin compression that we saw in this quarter. DI had an impact for the reasons that Brian mentioned; DI or direct import, DI, had an impact. On the one hand, it's not because we skirted the tariff. There's an adjustment...
<Q – Frank Camma – Sidoti & Co. LLC>: Sure.
<A – Julien Mininberg – Helen of Troy Ltd.>: ...for the price for things like freight and duty.
<Q – Frank Camma – Sidoti & Co. LLC>: Okay, that's great. And then, just to flip back to your sales guidance, the one thing that sticks out, and you did explain that in Housewares, obviously, you had good club channel sales here, so I understand that. But when you take it all into account, if you look at your second half, what you're guiding to at least for the full year, the implication is that Housewares, in particular, slows down - that's the only one I don't understand - like pretty meaningfully. Is it because you're comping against that? I mean, is that why you're sort of being a little conservative there on Housewares, in particular?
<A – Julien Mininberg – Helen of Troy Ltd.>: Yes. It's true that the sales will slow down on a year-over-year growth basis in the back half as far as we can see. There's a couple of pretty big variables, cold and flu season being the biggest one, and last year was substantial. So, I know that's not in Housewares.
<Q – Frank Camma – Sidoti & Co. LLC>: No - okay, yeah. I'm just specifically looking at - I actually totally understand the healthcare one. Yeah, I was just looking specifically at Housewares, because if I even get to the 11% growth for the year, I have to, obviously, meaningfully slow down your growth second half, given that you just posted strong growth.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, understood. And on Housewares specifically, just as a reminder, the comparison for Q4 is a steep one. I'm talking just in Housewares. And even brand-by-brand, you're thinking of OXO, but in Hydro Flask, Hydro Flask had a blowout in the fourth quarter last year, and that was consumption-driven. You can see that by the sales that we're posting now show big growth. So, it's not like there was some kind of inventory surge. And so in the case of the compare, it's a strong one, and therefore difficult to climb over.
And in terms of the club stuff, that's really not expected as much in the second half, because that was really more of a Q1 event, which is where we called it out specifically. We did mention it here, but we were careful to make sure people understood that the effect was moderate in Q2, so not the same kind of effect. And Brian, I think, broke out the specific 13.9% year-over-year first half of fiscal 2019 versus first half of fiscal 2018...
<A – Brian Grass – Helen of Troy Ltd.>: Without the club.
<Q – Frank Camma – Sidoti & Co. LLC>: Okay.
<A – Julien Mininberg – Helen of Troy Ltd.>: So it's a tough compare, the answer.
<Q – Frank Camma – Sidoti & Co. LLC>: Okay. And my last question just a clarification as far as how you're defining online channel. So that, obviously, would be anything sold through an e-commerce partner. Do you also pick up your traditional bricks-and-mortar guys have an e-commerce outlet plus all your - whatever, your hydroflask.com, so that's all in there? Is that how you...
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah.
<Q – Frank Camma – Sidoti & Co. LLC>: Okay.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. We know...
<Q – Frank Camma – Sidoti & Co. LLC>: Yeah.
<A – Julien Mininberg – Helen of Troy Ltd.>: So, yeah. You have the definition correct. There is a subtlety and the subtlety is brick-and-mortar versus the online outlet of brick-and-mortar, we don't always know exactly which unit goes to which. We generally do because of the way we sell. So, it is included. And in our own websites, like hydroflask.com is a significant part of our direct sales; and that one, we include. Amazon, obviously, a big player in the e-tail subject and the number one in that case.
<A – Brian Grass – Helen of Troy Ltd.>: Yeah, let me just add to that, Frank. We set up separate accounts for the dotcom part of brick-and-mortar retailers, so we do have a methodology to track it. We just don't always know - they could be doing something differently with the shipments and moving it to dotcom or something like that, we may not always know that. But we do set up different accounts when the shipments we're making is specifically for dotcom.
<Q – Frank Camma – Sidoti & Co. LLC>: Okay. That makes sense. Thanks, guys.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah.
<A – Brian Grass – Helen of Troy Ltd.>: Yeah. Thanks Frank.
Operator: We'll move to our next question from Chris Carey at Bank of America.
<A – Julien Mininberg – Helen of Troy Ltd.>: Hey Chris.
<Q – Chris Carey – Bank of America Merrill Lynch>: Hi. How are you?
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, good. How are you doing?
<Q – Chris Carey – Bank of America Merrill Lynch>: >: Yeah, very well. Thank you. So, just keeping on the tariffs, not to belabor the point, but how quickly can you adjust your sourcing base? And, I guess, I mean that both from just the ability to move products, but also what does that do to the relationships that you've developed in China, for example.
And then, I guess, I ask that doing kind of back of the envelope math based on the comments so far. It seems like unmitigated tariffs could be $0.45 to $0.75 incremental headwind next year. So, I wonder if you could comment on if that's roughly ballpark if you take into account what you said about the impacts for fiscal 2019 being about 20% to 30% of an annualized rate.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Let me take the first part, and I'll pass to Brian for the second part. So, on the sourcing, it's not easy to change sourcing and still have the same quality and the same capacity. There's a level of knowhow relationships, to your point, capital investments in automation, quality assurance systems, subcomponent supplier input, there's all kinds of things that go into the sourcing supply chain that you don't just pick up and move from one day to the next.
Infrastructure around extremely well-established products, like humidifiers or something like this, are hard to build. And so, it's important to respect those supply chains. So we don't move them lightly and we're very careful. It's also hard to take a high runner in terms of volume and move it away from a supplier to receive a lower - a tariff in another market like Mexico, for example, because it affects the cost of goods of the remaining items, as their fixed cost coverage and all the obvious manufacturing variables are taken into account. So, it's not the kind of thing that goes quickly. It takes a long time to do it well. Anyone can start up production in another location, but it takes time to amp it up and to ramp correctly.
In terms of where things would go, we're looking at a lot of different choices. Eastern Europe and Mexico are obvious ones, and then other suppliers within - even China, which is exposed to the same tariffs, but opens up some doors. And even in Mexico, for example, it wasn't until just 10 days ago or so that NAFTA went from a cloud over to what appears to be certainty and that said, still unsigned and still unratified. Those are two processes that take significant amounts of time. There's a new President coming in in Mexico, and there will be an election in this country with regard to the Congress, which has the ratification.
So, lots of stuff still to go through. So, it's a long answer on the subject of how long it takes, but I think people have this idea of when you turn a switch one day and it's working somewhere else the next day, that's not accurate.
<A – Brian Grass – Helen of Troy Ltd.>: Well, I would just put a slight build on that and say that some of them can be implemented quicker, and we've already done one related to water filtration. So I agree with Julien's comments broadly, but there are instances where we can implement quick sourcing changes and we've, in fact, already made one. So, there's a blend there. And then let me just clarify the conclusion you had on the unmitigated impact. The amount for next year unmitigated could be closer actually to $0.75 to $0.95. So, that's what you could use as a starting point, but that is not the amount that we expect to impact us, because we believe we're going to offset a large portion of it.
<Q – Chris Carey – Bank of America Merrill Lynch>: Okay. Yeah, got it. So I guess - and by the way, thank you for the response on the changing sourcing. But, I guess, to get to that point, right, you have this incredibly under-levered balance sheet, right? And I know that you say it's not burning a hole in your pocket and you'll be very careful about doing M&A, which is, of course, the right thing to do. But this is certainly a huge amount of capacity to, I guess, blunt some of these headwinds if you did want to look to M&A or buy back your stock, which, on some metrics, is still undervalued. So, like, how do you think about that? And then I have one follow-up question, if I could.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, sure. So, we agree on the subject of using the balance sheet. It's strategic for us. We consider ourselves good allocators of capital. We've put the shareholders capital to work productively and gotten a meaningful premium to our weighted average cost of capital. And they could assess the risk adjusted, but we're proud of our ROIC. So the balance sheet is a strong lever for us and it is under-levered. So, putting it to those two uses in that exact order, meaning M&A and buyback, are our priorities. So, the answer is yes.
And then, in terms of the impact on the sourcing change, it depends a lot on what we buy. We wouldn't buy to diversify sourcing footprint, but we definitely now have in mind its impact, given the tariff situation. Unfortunately, with the government in a bit of a standoff, there's no clear end in sight nor a sense of what the catalysts would be for that. So, it's just an old fashioned standoff until that changes and it's factored into the M&A decision making accordingly.
<Q – Chris Carey – Bank of America Merrill Lynch>: Okay. Got it. And then, if I could just squeeze in one last one. Just on a bigger picture question, which I think was you sort of asked earlier, but your growth rates are accelerating this year on tougher comps, and actually just in contrast to so much of what we're seeing across the broader space. I mean, what do you think is going on here? Are you executing better at retail than you were last year and then in prior years? Are you growing internationally faster? Is this coming from online? Although, this quarter you definitely had strong brick-and-mortar growth, too. Just any thoughts on why we're seeing such a significant uptick here.

<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, there's a lot of drivers. You listed good ones, and they're correct. So, online is the fastest growing part and even with a pretty good clip that we've been growing at in recent years on online, we're still putting meaningful double-digit growth even as the law of larger numbers starts to affect the calculation, just 16% this quarter alone, and that helps us.
And in the case of execution at brick-and-mortar, we're very proud of the support we're able to earn with our retail partners. And they are supporting us, we're supporting them, so investments are being made in both channels. We're amping up our marketing spend considerably, right? That's all the incremental money we have talked about a lot of times. And you've heard us increase that even now for the back half of this fiscal year on top of the increase that we already had in our original guidance.
And so that spending, we're very attuned to what works and what doesn't, and we dial it up and dial it down as the season changes. That can happen quickly. Also dial it up as tactics prove themselves out to be better ROIs for some, worst ROIs for others. And the products themselves, we're very proud of our products and our brands. We're introducing a lot of new innovation. Innovation is one of our core strategies. Helen of Troy is a machine on the subject. We're deeply consumer-centric. We go into their households. We listen to them. We research and we bring out products that we test and test and test. And while not all of them succeed, we're very careful to bring winners into the marketplace. So, those are the primary factors.
International is the other one and that's making a big difference for us. International is growing faster than the Helen of Troy average, in general. Every quarter is a little bit different. We mentioned Asia, online in Asia is particularly strong for us in the last year or so. So, that helps a lot. And in terms of white space distribution, things like Hydro Flask, building out the East is core for us in the United States. And we, over the last 18 months or so, have made significant strides internationally with Hydro Flask in some countries specifically, and now we're feeding that, and in other countries we're just breaking the new ground. So, there's ways to put new white space on the board for growth categories like that.
<Q – Chris Carey – Bank of America Merrill Lynch>: Thanks so much for all that.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. You bet.
<A – Brian Grass – Helen of Troy Ltd.>: Hey, Chris, can I just clarify one thing? The unmitigated tariff impact that we gave you includes the third list that's been announced that is not in place yet, but could go in place at the beginning of the calendar year, if things don't change. So, President Trump referred to a third list that would go from 10% tariff to 25% tariff effective January 1. We've assumed that in our unmitigated impact that we've given you. But that may or may not go into place. So, that's actually a meaningful number on an annualized unmitigated basis, that $10 million. So, just know that that's included in there, in the unmitigated amount to give you kind of the worst case scenario. That has not been put into place yet and may not be put into place.
<Q – Chris Carey – Bank of America Merrill Lynch>: Got it. And you are reflecting your inventory turns in that estimate, right?
<A – Brian Grass – Helen of Troy Ltd.>: Correct.
<Q – Chris Carey – Bank of America Merrill Lynch>: Okay. Thanks so much.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah.
Operator: And we'll move next to Linda Bolton Weiser at D.A. Davidson.
<A – Julien Mininberg – Helen of Troy Ltd.>: Hi, Linda.
<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Hi. So, I'm just kind of thinking about what you said about the third fiscal quarter and EPS being flat to down 8%. And you really have the hardest sales comparison in the fourth fiscal quarter, not so much in the third quarter. So, I'm thinking your sales growth can still be good. Is it like the gross margin, still you're expecting the channel mix to impact that or is it just really on the SG&A line with the investment? Can you just kind of give why you're expecting a more muted expectation for the third quarter?
<A – Brian Grass – Helen of Troy Ltd.>: It's really all about the spending. There'll be a high concentration of spending compared to the same period last year that will really drive the compression of the EPS. And last year, there was a lot of uncertainty related to the strength of the cold/flu season. So, we held back and deferred some of the marketing spend that we might have otherwise done and chose not to execute some of those until the very end of the third quarter, which caused the amount of spending in the same period last year to be much less. And then now we're comparing that to growth that we had already planned in the spending, plus we're now deciding that we're going to spend additional amounts. So that dynamic is really what's causing the compression.
<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Okay. And just are you able to say, of the guidance for an 18% to 22% increase in investment spending, what was the year-over-year increase in the first half of the fiscal year that we've already had?
<A – Brian Grass – Helen of Troy Ltd.>: It was slightly below plan, and that is another reason for the compression in the third quarter. We have a little bit of carryover from the first half of the year that we didn't spend according to the plan. That will be spent in the second half of the year.
<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Okay. And then, I know I've asked you this before and you've explained, but maybe you could just remind me. When you refer to the unfavorable channel mix, is some of that - the club channel, is that a little bit lower gross margin? And what are the other channels, general channels that are lower gross margin for you?
<A – Brian Grass – Helen of Troy Ltd.>: Well, when we, say, talk about channel mix, a lot of times it reflects club, it could reflect discount channel, closeouts, and those types of things. So, when we say channel mix, those are usually the things that would drive it down lower, yeah.
<A – Julien Mininberg – Helen of Troy Ltd.>: Club was the big numerical item. And outside of the channels, the direct imports, that we talked about already and Brian made some comments on in his prepared remarks, is at a lower mix, but nonetheless relatively neutral on the subject of profit. And from an inventory standpoint, it's a slight preference on our side, because the product doesn't come through our warehouse system.
<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Okay. And then I think we had asked earlier in the year if with the hard comparison in the fourth fiscal quarter, if you expected sales to be up or down in the fourth quarter, and I think you had said actually up. Are you still thinking that? Given what you know about your innovation stream and what you're seeing at POS strength, do you still think sales can be up in the fourth quarter?
<A – Brian Grass – Helen of Troy Ltd.>: I would say the expectation would be flattish to the prior year.
<A – Julien Mininberg – Helen of Troy Ltd.>: It's going to depend a lot on the strength of the cold and flu season. So, with the normal assumption, I think flat - normal seasonal assumption, I think flat is the right move. With a below average season, it could tick down a little, and with above average, it could tick up a little. Remember also the shipments for a normal season, to some extent, have occurred, at least from a load-in basis because of the normal purchases ahead to set those shelves as kids go back to school and all that, that happened during the second quarter, and a lot of that was DI, or direct import.
<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Thanks. And then, finally, just your comments in terms of the direct import being a bigger part of the mix, does that actually reflect some optimism on the part of retailers regarding, say, the upcoming holiday season? My understanding is, if they're risk averse, they actually don't do the direct import as much. Is that correct? And can you give any color on that?
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. I'm really glad you asked, because I'd like to give a little color just broadly on this, and then specifically to your question. So, broadly, it's correct that there's a risk shift. So, when a retailer purchases something direct import, they own it. They own it earlier, and it goes through their system and stays there until it sells through. We don't do returns or that kind of thing on those products. And so, it does reflect optimism in a broad scale.
And more specifically, you have to think of the year-over-year situation. So, in the year-ago period, retailers were coming off of a very weak cold and flu season, and that prior year - I'm talking two years ago - the Christmas season wasn't that great either nor was the retail environment, especially healthy. So, you take all - unemployment wasn't where it is today, the labor participation rate. There were plenty of factors that made that time a weak one.
One of the factors that affected us the most was the weak cold and flu season that preceded the one from last year. So, a lot of the retailers were in a situation where they did not have the same confidence for normalcy that we had assumed and their thought last year was, we'll take less in direct import than a typical year. You, Helen of Troy, put it in your warehouse and if the seasonal demand comes, we will buy it from you, and we will pay the higher price for the privilege of shifting the risk from us to you.
And so what happened was exactly that. The season, nonetheless, last year, you already know, it was a very strong one. So, they ended up leaving volume on the table, because they only had so much product in the warehouse. We sold everything we had. In fact, we wish we had more still today. So, this season, we were out there talking to those same retailers and saying, don't you want to assume a normal year and behave accordingly? And as they saw empty shells from the epic strength of last year, they needed the product. So, they bought a direct import and leaned in a little bit more.
So, there's several specific factors happening. Those heaters sales that I think I mentioned in my prepared remarks ahead of the upcoming season now, the product that we sold is largely shipped through direct import, and we are in incremental distribution, because we won some good new business, and that product also was in the direct imports in Q2. So just happened to be a heavy one and it happened to be a higher compare because of that year-over-year effect that I mentioned.
<Q – Linda Bolton Weiser – D. A. Davidson & Co.>: Okay. Thank you very much.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah, you bet. We like direct import, to be clear. It just does affect the gross margin; and at the profit level, we're relatively neutral; and from a risk and inventory management, it's a preference.
Operator: We'll go next to Steve Marotta at C.L. King & Associates.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Hey, Steve.
<Q – Steve Marotta – C.L. King & Associates, Inc.>: Thank you for taking my call. Brian, I just want to ask the tariff question in a bit of a different way. What is your specific COGS exposure to China imports to the U.S. as a percent of total COGS?
<A – Brian Grass – Helen of Troy Ltd.>: It's somewhere in the low 70% range.
<Q – Steve Marotta – C.L. King & Associates, Inc.>: That's exposed to the tariffs?
<A – Brian Grass – Helen of Troy Ltd.>: Oh, no, no, no. Sorry, I didn't understand the question. I thought you were asking broadly our exposure to China. I don't have a percentage. I mean, you could take the impact that we're giving you unmitigated and divide it into our cost of goods sold to understand, it's really only 2.7% of an impact. I know that doesn't maybe answer the question. What you're asking for is, what's the base of the products? I don't have a percentage off the top of my head, but we could follow up with that.
<Q – Steve Marotta – C.L. King & Associates, Inc.>: No trouble whatsoever. And most of my questions were asked and answered. Maybe, Julien, you could address where you are in the transformational strategy and what initiatives are in the near to intermediate term and their potential impact on the P&L.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. So, we're still in the middle innings of the transformation strategy. You might think, hey, well, just a minute now, you're well into your fifth year. And that said, some of the opportunities are just now available to us. So, for example, in supply chain, you hear a lot of stuff that's related to tariffs, but there's much broader things going on in the supply chain. For example, our ability to improve quality, our ability to shorten lead times, ability to work of what we call built-in quality with our suppliers. So, we build it into the designs, they build it into their production techniques rather than a final inspection. And we did more and more of that, but in just recent quarters. There's so many other aspects of supply chain; demand planning, supplier, orders, the order frequency. It's just a long, long list of initiatives that are relatively new or just now getting enough traction.
In the warehouse and distribution logistics area, we've been at it for years. And there, we're well into the middle innings, because we've done so much, and yet the list of new opportunities is substantial. I would also say, in the human resources area that the amount of energy, the cultural work, and the ability to hire, attract, retain, and importantly, to train our people better and better and better is making a very big difference. And that's probably just getting its best traction now and I expect it to actually accelerate.
You saw us put the Transformation Shares, which was what we call them internally, that I mentioned in the call. I know people didn't make remarks about them externally in these questions, because you're looking at the quarterly result. But I can tell you that internally, of all of the major HR initiatives that we've done in the last couple of years, I haven't seen a reaction internally as big to any of them as I saw to the Transformation Shares. And these are people who already had an ownership mentality and ownership behavior. And now, to say it was doubled, I'd say that would probably be a significant qualitative understatement. So, these are middle innings kind of work. So, these are all middle innings comments, and hopefully, the best is yet to come. It's our strong belief. It'll, hopefully, end up a little bit like the Red Sox against the Yankees last night. That was like a football score.
<Q – Steve Marotta – C.L. King & Associates, Inc.>: All right. Thank you very much. I appreciate it.
<A – Julien Mininberg – Helen of Troy Ltd.>: Yeah. Thanks, Steve.
Operator: And that does conclude today's question-and-answer session. At this time I'll turn the conference back over to Mr. Mininberg for any closing remarks.
Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Ltd.
You bet. Thank you, operator, and thank you to everyone for being with us on the call today. We appreciate your support. We look forward to speaking with many of you, and we'll be doing so in the coming weeks. So, thanks a lot. Have a great day.
Operator: And that does conclude today's conference. Again, thank you for your participation.